                                                                    EXHIBIT 21.1




                NAME OF SUBSIDIARY                      STATE OF INCORPORATION
                ------------------                      ----------------------
                KNOLOGY of Montgomery, Inc.             Alabama

                KNOLOGY of Columbus, Inc.               Delaware

                KNOLOGY of Panama City, Inc.            Florida

                KNOLOGY of Augusta, Inc.                Delaware

                KNOLOGY of Charleston, Inc.             Delaware

                KNOLOGY of Alabama, Inc.                Delaware

                KNOLOGY of Georgia, Inc.                Delaware

                KNOLOGY of South Carolina, Inc.         Delaware

                KNOLOGY of Florida, Inc.                Delaware